Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. – HURRICANE AND EARNINGS UPDATE

CHARLOTTE, NC (October 11, 2017) – Sonic Automotive, Inc. (NYSE: SAH) provided an update today on the impact of Hurricanes Harvey and Irma on its operations.

Sonic has nineteen franchise stores and five collision repair centers in the greater Houston market. Hurricane Harvey affected operations at all of Sonic’s Houston market locations during the third quarter. Approximately 20% of Sonic’s consolidated revenues for the first six months of fiscal 2017 were attributable to the Houston market locations. Hurricane Irma affected Sonic’s operations in Florida, Alabama and Georgia in varying degrees. Twenty-four stores in these regions were impacted by Irma, with 11 Florida locations being impacted the most. As of and since September 15, 2017, all of the locations affected by Hurricanes Harvey and Irma were operating, with some locations’ operations being limited due to damaged facilities.

The effect of these events has had a negative impact on third quarter fiscal 2017 results. As of today, Sonic now expects to report GAAP earnings per share from continuing operations for the third quarter of fiscal 2017 ranging between $0.44 and $0.46 and adjusted earnings per share from continuing operations for the third quarter of fiscal 2017 ranging between $0.39 and $0.41. Sonic estimates the negative impact experienced in the third quarter of fiscal 2017 to be offset by a lift of increased automotive retail sales and service activity in the fourth quarter. Accordingly, Sonic expects fiscal 2017 GAAP earnings per share from continuing operations to be between $1.55 and $1.65 and expects fiscal 2017 adjusted earnings per share from continuing operations to be between $1.85 and $1.95. See the attached table for the reconciliation of these adjusted amounts to their corresponding GAAP amounts.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com. More information about EchoPark® Automotive can be found at www.echopark.com.

Forward Looking Statements

Included herein are forward-looking statements, including statements with respect to our 2017 earnings expectations. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, the success of our operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Non-GAAP Financial Measures

This press release and the attached financial table contain certain non-GAAP financial measures as defined under SEC rules, such as adjusted earnings per share from continuing operations, which exclude certain items disclosed in the attached financial table. As required by SEC rules, the Company provides reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure, provide a meaningful presentation of the Company’s results from its core business operations excluding the impact of items not related to the Company’s ongoing core business operations, and improve the period-to-period comparability of the Company’s results from its core business operations.

Contact:	Heath R. Byrd, Chief Financial Officer (704) 566-2400 C.G. Saffer, Vice President & Chief Accounting Officer (704) 566-2439

Reconciliation of Non-GAAP Measures	Three Months Ended September 30, 2017		Year Ended December 31, 2017
	From	To	From	To
Expected GAAP Earnings Per Share from Continuing Operations	$0.44	0.46	$1.55	1.65

Adjustments:
Gain on sale of franchises	(0.12)	(0.12)	(0.12)	(0.12)
Impairment charges	—	—	0.05	0.05
Storm damage	0.04	0.04	0.14	0.14
Legal accruals and settlements	0.03	0.03	0.01	0.01
Lease exit adjustments	—	—	0.01	0.01
Loss on debt extinguishment	—	—	0.21	0.21

Expected Adjusted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.39	$0.41	$1.85	$1.95